Exhibit 22.1

Owens & Minor, Inc.

List of Guarantor Subsidiaries

The following table lists the guarantors, issuers, or co-issuers of Owens & Minor, Inc.'s 2024 Notes as of December 31, 2023:

Entity:

Owens & Minor, Inc.

Owens & Minor Distribution, Inc.

Owens & Minor Medical, Inc.

Barista Acquisition I, LLC

Barista Acquisition II, LLC

O&M Halyard, Inc.

O&M Byram Holding, GP

Byram Holdings I, Inc.

Byram Healthcare Centers, Inc.

Owens & Minor International Logistics, Inc.

AVID Medical, Inc., a Delaware corporation

Medical Action Industries, Inc., a Delaware corporation

Diabetes Specialty Center, L.L.C., a Utah limited liability company

Fusion 5 Inc., a Delaware corporation

Halyard North Carolina, LLC, a North Carolina limited liability company

Apria, Inc.

Apria Healthcare Group LLC

Apria Healthcare LLC

Apria Holdco LLC

CPAP Sleep Stores, LLC

DMEHUB LLC

Healthy Living Home Medical LLC

Lofta, Inc.